Exhibit 4.10

                          VOTING AND EXCHANGE AGREEMENT


                  THIS AGREEMENT made as of the 1st day of June, 1999,

BETWEEN:

                          LEVEL JUMP FINANCIAL GROUP, INC., a corporation incorporated under the laws of the State of Colorado (the "Parent"),

                          - and -

                          thestockpage.com inc.,
                          a company incorporated under the laws
                          of the Province of Ontario (the "Corporation"),

                          - and -

                          DAVID ROFF, of the City of
                          Toronto, in the Province of Ontario (the "Holder").


     WHEREAS the Holder is the registered and beneficial owner of 3,720,000 non-voting exchangeable shares without nominal or par value ("Exchangeable Shares") in the capital of the Corporation;

     AND WHEREAS the articles of the Corporation set forth the rights, privileges, restrictions and conditions (the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

     AND WHEREAS pursuant to the terms and conditions of the Exchangeable Shares, the Parent is to provide voting rights in the Parent to each holder (other than the Parent, its subsidiaries and Affiliates) of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per Parent Common Share;

     AND WHEREAS pursuant to the terms and conditions of the Exchangeable Shares, the Parent is to grant to and in favour of the holders (other than the Parent, its subsidiaries and Affiliates) of Exchangeable Shares the right, in the circumstances set forth herein, to require the Parent to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

     AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in the Parent shall be exercisable



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                                      -2-

by the Holder who will hold one share of Class B Preferred Stock of the Parent to which voting rights attach and whereby the right to require the Parent to purchase Exchangeable Shares from the Holder shall be exercisable by the Holder;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:


                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

     1.1 Definitions. In this Agreement, the following terms shall have the following meanings:

     "Affiliate" of any person means any other person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

     "Automatic Exchange Rights" means the benefit of the obligation of the Parent to effect the automatic exchange of Parent Common Shares for Exchangeable Shares pursuant to section 4.11 hereof.

     "Board of Directors" means the Board of Directors of the Corporation.

     "Business Day" means a day other than a Saturday, Sunday or a day when banks are not open for business in either or both of New York, New York or Toronto, Ontario.

     "Canadian Dollar Equivalent" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, if such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

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                                      -3-

     "Current Market Price" means, in respect of a Parent Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of a Parent Common Share on Nasdaq on each of the 30 consecutive trading days ending not more than three trading days before such date, or, if the Parent Common Shares are not then quoted on Nasdaq, on such other stock exchange or automated quotation system on which the Parent Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if there is no public distribution or trading activity of Parent Common Shares during such period then the Current Market Price of a Parent Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

     "Exchange Right" has the meaning ascribed thereto in section 4.1 hereof.

     "Holder Votes" has the meaning ascribed thereto in section 3.2 hereof.

     "Insolvency Event" means the institution by the Corporation of any proceeding to be adjudicated bankrupt or insolvent or to be dissolved or wound up, or the consent of the Corporation to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 15 days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Exchangeable Share Provisions.

     "Liquidation Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "Liquidation Event" has the meaning ascribed thereto in section 4.11(a) hereof.

     "Liquidation Event Effective Date" has the meaning ascribed thereto in section 4.11(b) hereof.

     "Nasdaq" means the Nasdaq National Market.

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                                      -4-

     "Officer's Certificate" means, with respect to the Parent or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other senior officer of the Parent or the Corporation, as the case may be.

     "Parent Consent" has the meaning ascribed thereto in section 3.2 hereof.

     "Parent Meeting" has the meaning ascribed thereto in section 3.2 hereof.

     "Parent Successor" has the meaning ascribed thereto in section 6.1(a) hereof.

     "person" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

     "Retracted Shares" has the meaning ascribed thereto in section 4.6 hereof.

     "Retraction Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "Support Agreement" means that certain support agreement made as of even date hereof between the Corporation and the Parent.

     "Voting Rights" means the voting rights attached to the Voting Share.

     "Voting Share" means the one share of Class B Preferred Stock of the Parent, issued by the Parent to the Holder, which entitles the Holder to a number of votes at meetings of holders of Parent Common Shares equal to the number of votes that the Holder would be entitled to if the Exchangeable Shares held by the Holder were exchanged for Parent Common Shares.

     1.2 Interpretation Not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

     1.4 Date for any Action. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

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                                      -5-

                                    ARTICLE 2

                                  VOTING SHARE

     2.1 Issue of the Voting Share. The Parent hereby acknowledges the issuance of the Voting Share to the Holder and the receipt from the Holder of good and valuable consideration (and the sufficiency thereof) for such issuance.


                                    ARTICLE 3

                            EXERCISE OF VOTING SHARE

     3.1 Voting Share. The Holder shall be entitled to all of the Voting Rights, including the right to consent to or to vote the Voting Share in person or by proxy, on any matter, question or proposition whatsoever that may properly come before the shareholders of the Parent at a Parent Meeting or in connection with a Parent Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Holder.

     3.2 Number of Votes. With respect to all meetings of shareholders of the Parent at which holders of Parent Common Shares are entitled to vote (a "Parent Meeting") and with respect to all written consents sought by the Parent from its shareholders including the holders of Parent Common Shares (a "Parent Consent"), the Holder shall be entitled to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by the Holder on the record date established by the Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (the "Holder Votes") in respect of each matter, question or proposition to be voted on at such Parent Meeting or to be consented to in connection with such Parent Consent.

     3.3 Mailings to Shareholders. With respect to each Parent Meeting and Parent Consent, the Parent will mail or cause to be mailed (or otherwise communicate in the same manner as the Parent utilizes in communications to holders of Parent Common Shares) to the Holder on the same day as the initial mailing or notice (or other communication) with respect thereto is given by the Parent to its shareholders:

             (a) a copy of such notice, together with any related materials to be provided to shareholders of the Parent; and

             (b) a statement that the Holder is entitled to attend such Parent Meeting and to exercise personally or by proxy the Holder Votes thereat.

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                                      -6-

     For the purpose of determining the Holder Votes to which the Holder is entitled in respect of any such Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by the Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. The Parent will notify the Holder in writing of any decision of the Board of Directors of the Parent with respect to the calling of any such Parent Meeting or the seeking of any such Parent Consent and shall provide all necessary information and materials to the Holder in each case promptly.

     3.4 Copies of Shareholder Information. The Parent will deliver to the Holder copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Common Shares), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of Parent Common Shares.

     3.5 Other Materials. Immediately after receipt by the Parent or any shareholder of the Parent of any material sent or given generally to the holders of Parent Common Shares by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), the Parent shall use its best efforts to obtain and deliver to the Holder a copy thereof.

  3.6 Voting by Holder, and Attendance of Holder, at Parent Meetings. In connection with each Parent Meeting and Parent Consent, the Holder shall exercise, either in person or by proxy, the Holder Votes.

     3.7 Termination of Voting Rights. All of the rights of the Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by the Holder shall be deemed to be surrendered by the Holder to the Parent and such Holder Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by the Holder to the Parent or the Corporation of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Parent Common Shares, as specified in
Article 4 hereof (unless in either case (a) the Parent shall not have delivered the requisite Parent Common Shares issuable in exchange therefor to the Holder or (b) such exchange of Exchangeable Shares for Parent Common Shares occurs after the close of business on the record date for a Parent Meeting or the seeking of a Parent Consent but prior to such Parent Meeting or the effective date of such Parent Consent), or upon the retraction of Exchangeable Shares



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                                      -7-

pursuant to Article 6 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the Holder by the Parent pursuant to the exercise by the Parent of the Retraction Call Right or the Liquidation Call Right (unless the Parent shall not have delivered the requisite Parent Common Shares and cheque, if any, deliverable in exchange thereof to the Holder and such retraction or purchase occurs after the close of business on the record date for a Parent Meeting or the seeking of a Parent Consent but prior to such Parent Meeting or the effective date of such Parent Consent).


                                    ARTICLE 4

                      EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

     4.1 Grant and Ownership of the Exchange Right. The Parent hereby grants to the Holder the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require the Parent to purchase from the Holder all or any part of the Exchangeable Shares held by the Holder and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. The Parent hereby acknowledges receipt from the Holder of good and valuable consideration (and the sufficiency thereof) for the grant of the Exchange Right and the Automatic Exchange Right by the Parent to the Holder.

     4.2 Legended Share Certificates. The Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holder (and any transferee) of the Exchange Right and the Automatic Exchange Rights.

     4.3 Purchase Price. The purchase price payable by the Parent for each Exchangeable Share to be purchased by the Parent under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid on each such Exchangeable Share and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with section 3.1 of the Exchangeable Share Provisions (provided that if the record date for any such declared and unpaid dividends occurs on or after the day of closing of such purchase and sale the purchase price shall not include such additional amount equivalent to such declared and unpaid dividends). In connection with each exercise of the Exchange Right, the Parent will provide to the Holder an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by the Parent delivering


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                                      -8-

or causing to be delivered to the Holder, one Parent Common Share and a cheque for the balance, if any, of the purchase price.

     4.4 Exercise Instructions. Subject to the terms and conditions herein set forth, the Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of the Holder on the books of the Corporation. To exercise the Exchange Right, the Holder shall deliver to the Corporation, in person or by certified or registered mail, the certificates representing the Exchangeable Shares which the Holder desires the Parent to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Ontario) and the by-laws of the Corporation and such additional documents and instruments as the Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Holder requires the Parent to purchase from the Holder the number of Exchangeable Shares specified therein, (ii) that the Holder has good title to and owns all such Exchangeable Shares to be acquired by the Parent free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing the Parent Common Shares deliverable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the the Corporation and the Parent of payment) of the taxes (if any) payable as contemplated by section 4.7 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Corporation is to be purchased by the Parent under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

     4.5 Delivery of Parent Common Shares; Effect of Exercise. Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires the Parent to purchase under the Exchange Right together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof), duly endorsed for transfer to the Parent, the Parent shall immediately thereafter deliver or cause to be delivered to the Holder (or to such other persons, if any, properly designated by the Holder), the certificates for the number of Parent Common Shares deliverable in connection with the exercise of the Exchange Right, which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, and cheques for the balance, if any, of the total purchase price therefor. Immediately thereafter, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Holder shall be deemed to have transferred to the Parent all of his right, title



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                                      -9-

and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the purchase price therefor, unless the requisite number of Parent Common Shares (together with a cheque for the balance, if any, of the total purchase price therefor) is not allotted, issued and delivered by the Parent to the Holder (or to such other persons, if any, properly designated by the Holder), within five Business Days of the date of delivery of such Exchangeable Share certificates by the Holder, in which case the rights of the Holder shall remain unaffected until such Parent Common Shares are so allotted, issued and delivered by the Parent and any such cheque is so delivered and paid. Concurrently with the Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the Parent Common Shares to be delivered to him pursuant to the Exchange Right.

     4.6 Exercise of Exchange Right Subsequent to Retraction. If the Holder has exercised his right under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by the Corporation pursuant to section 6.6 of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that the Parent shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to the Corporation pursuant to section 6.7 of the Exchangeable Share Provisions, the retraction request will constitute the exercise of the Exchange Right with respect to those Retracted Shares which the Corporation is unable to redeem.

     4.7 Stamp or Other Transfer Taxes. Upon any sale of Exchangeable Shares to the Parent pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing the Parent Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder or in such names as the Holder may otherwise direct in writing without charge to the Holder; provided, however, that the Holder (a) shall pay (and neither the Parent, nor the Corporation shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than the Holder or (b) shall have established to the satisfaction of the Parent and the Corporation that such taxes, if any, have been paid.

     4.8 Notice of Insolvency Event. Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, the Corporation and/or the Parent, as



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                                      -19-

the case may be, shall give written notice thereof to the Holder, which notice shall contain a brief statement of the right of the Holder with respect to the Exchange Right.

     4.9 Qualification of Parent Common Shares in the United States. The Parent represents and warrants that it will take all actions and do all things as are necessary or desirable to cause the Parent Common Shares (and that it will take all actions and do all things as are necessary or desirable to cause such shares or securities into which Parent Common Shares may be reclassified or changed) to be issued and delivered pursuant to the Exchangeable Share Provisions, Exchange Right or the Automatic Exchange Rights to be freely tradeable thereafter in the United States (other than any restrictions on transfers by reason of a holder being an "affiliate" of the Parent or for purposes of United States federal or state securities law). The Parent will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause all Parent Common Shares to be delivered pursuant to the Exchangeable Share Provisions, Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Shares are listed, quoted or posted for trading at such time.

     4.10 Reservation of Parent Common Shares. The Parent hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Shares (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the Corporation and the Parent to meet their respective obligations hereunder, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which the Parent may now or hereafter be required to issue Parent Common Shares.

     4.11   Automatic Exchange on Liquidation of the Parent.

(a) The Parent will give the Holder notice of each of the following events (a "Liquidation Event") at the time set forth below:

(b)

     (i) in the event of any determination by the Board of Directors of the Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Parent or to effect any other distribution of assets of the Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

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                                      -11-

     (ii) immediately, upon the earlier of (A) receipt by the Parent of notice of and (B) the Parent otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Parent or to effect any other distribution of assets of the Parent among its shareholders for the purpose of winding up its affairs.

Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for Parent Common Shares provided for in section 4.11(b).

(a) In order that the Holder will be able to participate on a pro rata basis with the holders of Parent Common Shares in the distribution of assets of the Parent in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event all of the then outstanding Exchangeable Shares held by the Holder shall be automatically exchanged for Parent Common Shares. To effect such automatic exchange, the Parent shall purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Liquidation Event Effective Date and held by the Holder, and the Holder shall sell the Exchangeable Shares held by him at such time, for a purchase price per share equal to (a) the Current Market Price of a Parent Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by the Parent delivering or causing to be delivered to the Holder one Parent Common Share, plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid on each such Exchangeable Share and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with section 3.1 of the Exchangeable Share Provisions (provided that if the record date for any such declared and unpaid dividends occurs on or after the day of closing of such purchase and sale the purchase price shall not include such additional amount equivalent to such declared and unpaid dividends). In connection with such automatic exchange, the Parent will provide to the Holder an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

(b)

(c) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Common Shares shall be deemed to have occurred, and the Holder shall be deemed to have transferred to the Parent all of the Holder's right, title and interest in and to his Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and the Parent shall deliver or cause to be delivered to the Holder the Parent Common Shares deliverable upon the automatic exchange of Exchangeable Shares for Parent Common Shares and shall deliver to the Holder a cheque for the balance,



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                                      -12-

if any, of the total purchase price for such Exchangeable Shares. Concurrently with the Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the Parent Common Shares issued to him pursuant to the automatic exchange of Exchangeable Shares for Parent Common Shares and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with the Parent pursuant to such automatic exchange shall thereafter be deemed to represent the Parent Common Shares delivered to the Holder by the Parent pursuant to such automatic exchange. Upon the request of the Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent Parent Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as the Parent may reasonably require, the Parent shall deliver or cause to be delivered to the Holder certificates representing the Parent Common Shares of which the Holder is the holder.

     4.12 Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Holder such amounts as the Parent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to the Holder exceeds the cash portion of the consideration otherwise payable to the Holder, the Parent is hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to the Parent in order to enable it to comply with such deduction or withholding requirement and the Parent shall give an accounting to the Holder with respect thereto and any balance of such sale proceeds.


                                    ARTICLE 5

              RESTRICTIONS ON ISSUE OF PARENT SPECIAL VOTING STOCK

     5.1 Issue of Additional Shares. During the term of this Agreement, the Parent will not create, issue or allot (or make any agreement to so do) any other shares of Class B Preferred Stock of the Parent in addition to the Voting Share.


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                                      -13-

                                    ARTICLE 6

                                PARENT SUCCESSORS

     6.1 Certain Requirements in Respect of Combination, etc. The Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

             (a) such other person or continuing corporation (herein called the "Parent Successor") becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Holder and in the opinion of legal counsel to the Holder are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Parent under this Agreement; and

             (b) such transaction shall, to the satisfaction of the Holder and in the opinion of legal counsel to the Holder, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Holder hereunder.

     6.2 Vesting of Powers in Successor. Whenever the conditions of section 6.1 hereof have been duly observed and performed, the Holder, if required, by section 6.1 hereof, the Parent Successor and the Corporation shall execute and deliver the supplemental agreement provided for in Article 7 and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of the Parent under this Agreement in the name of the Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of the Parent or any officers of the Parent may be done and performed with like force and effect by the Board of Directors or officers of such Parent Successor.

     6.3. Wholly Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly owned subsidiary of the Parent with or into the Parent or the winding-up, liquidation or dissolution of any wholly owned subsidiary of the Parent provided that all of the assets of such subsidiary are transferred to the Parent or another wholly owned subsidiary of the Parent and any such transactions are expressly permitted by this Article 6.


                                    ARTICLE 7

                                   AMENDMENTS

     7.1 Amendments, Modifications. This Agreement may not be amended or modified except by an agreement in writing executed by the Corporation, the Parent and the Holder.

     7.2 Changes in Capital of Parent and the Corporation. At all times after the occurrence of any event effected pursuant to section 2.7 or section 2.8 of the Support Agreement, as a result of which either the Parent Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.


                                    ARTICLE 8

                                     GENERAL

     8.1 Term. This Agreement shall be effective upon the issuance by the Corporation of Exchangeable Shares to the Holder and shall continue until no outstanding Exchangeable Shares are held by the Holder.

     8.2 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or improved thereby and this Agreement shall be carried out as near as possible in accordance with its original terms and conditions; and to this end the provisions of this Agreement are intended to be and shall be deemed severable; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties hereto, is or are so fundamental to the intent of the parties hereto and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties hereto shall agree to amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

     8.3 Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

     8.4 Notices to Parties. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):




          a) if to the Parent at:

                   133 Richmond Street West
                   Suite 401
                Toronto, Ontario
                Canada     M5H 2L3

                Attention: Secretary
                Fax: 416-777-1911

             (b) if to the Corporation at:

                  133 Richmond Street West
                   Suite 401
                Toronto, Ontario
                Canada     M5H 2L3

                Attention: President
                Fax: 416-777-1911

          (c) if to the Holder at:

                   7 Walmer Road
                Apt. 1504
                Toronto, Ontario
                Canada     M5R 2W8

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, provided such notice or other communication is received prior to 5:00 p.m. (local time) on a Business Day, and otherwise it shall be deemed to have been given and received upon the immediately following Business Day.

     8.5 Risk of Payments by Post. Whenever payments are to be made or documents are to be sent to the Holder by the Corporation or by the Parent, the making of such payment or sending of such document sent through the post shall be at the risk of the Corporation or the Parent, as applicable.

     8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     8.7 Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     8.8 Attornment. Each party hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waive any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and the Parent hereby appoints Aird & Berlis at its office in Toronto as Parent's attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            LEVEL JUMP FINANCIAL GROUP, INC.


                                            By
                                                ------------------------------
                                                     Name: Robert Landau
                                                     Title:    President

                                           thestockpage.com inc.


                                            By
                                                ------------------------------
                                                     Name: Brice Scheschuk
                                                     Title:    Secretary
SIGNED, SEALED AND DELIVERED        )
in the presence of                  )
                                    )
                                    )
                                    )
-------------------------------     )               --------------------------
Witness                             )                      David Roff